wpdoc2\nsar\1997\825-77dg.doc              1
7/17/97
NAME OF REGISTRANT:
Franklin Valuemark Funds
File No. 811-5583

EXHIBIT ITEM No. 77D(g)
Policies with respect to security investments

At a meeting of the Board of Trustees on January 14, 1997, the following resolutions were approved:

RESOLVED, that as a non-fundamental policy, the Utility Equity Fund and Templeton International Equity Fund (the "Funds") be, and they hereby are, authorized to invest up to 5% of their total assets in Russian Securities, consistent with the Funds' investment objectives and policies; and

RESOLVED FURTHER, that the Mutual Discovery Securities Fund and the Mutual Shares Securities Fund ("Mutual Series") series of the Trust utilizing Credit Suisse and its subsidiary Credit Suisse (Moscow) Ltd. through the State Street Bank and Trust global network, do hereby ratify as a non-fundamental policy that the Mutual Series are authorized to invest up to 5% of their total assets in Russian Securities, consistent with the Mutual Series' objective and policies.